1585 Broadway New York, NY 10036-8299 Telephone 212.969.3000 Fax 212.969.2900	BOCA RATON BOSTON LONDON LOS ANGELES NEW ORLEANS NEWARK PARIS SÃO PAULO WASHINGTON
Exhibit 5.1
October 25, 2007
Global Consumer Acquisition Corp.
1370 Avenue of the Americas, 28th Floor
New York, NY 10019
Board of Directors of Global Consumer Acquisition Corp.:
     We are acting as counsel to Global Consumer Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement (the “Registration Statement”) on Form S-1 relating to the sale by the Company of 30,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant (each, a “Warrant”) in accordance with its terms to purchase one share of Common Stock.
     As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company, as amended to date; (ii) the by-laws of the Company, as amended to date; (iii) the resolutions of the Board of Directors of the Company, adopted as of September 10, 2007; and (iv) the Registration Statement, together with the exhibits filed as a part thereof.
     We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that certificates representing the Units, Common Stock and Warrants will have been properly signed by authorized officers of the Company or their agents.
     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that:
1. The shares of Common Stock included in the Units have been duly authorized and, upon delivery by the purchaser of the consideration for such shares, will be validly issued and outstanding, and fully

Global Consumer Acquisition Corp.
October 25, 2007

paid and nonassessable. The shares of Common Stock issuable upon exercise of the Warrants included in the Units have been duly and validly authorized, and such shares of Common Stock, when so issued upon exercise of the Warrants and upon delivery by the purchaser of the consideration for such shares, will be duly authorized, validly issued and outstanding, and fully paid and nonassessable.
2. Each of the Warrants constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.
     We are opining solely on (A) the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions, and (B) the laws of the State of New York, including the rules and regulations underlying those laws and all applicable judicial and regulatory determinations relating thereto. We express no opinion as to the laws, statutes, rules or regulations of any other jurisdictions.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     This opinion letter is rendered as of the date first written above. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, the Common Stock or the Warrants.

Very truly yours, /s/ Proskauer Rose LLP